Exhibit 99.7

December 20, 2018

Arsanis, Inc.

890 Winter Street, Suite 230

Waltham, MA 02451

Consent to Reference in Proxy Statement/Prospectus/Information Statement

Arsanis, Inc. (the “Company”) has filed a Registration Statement on Form S-4 (Registration No. 333-                 ) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). In connection therewith, I hereby consent, pursuant to Rule 438 of the Securities Act, to the reference to me in the proxy statement/prospectus/information statement included in such registration statement as a future member of the board of directors of the Company.

Sincerely,

/s/ Michael S. Wyzga
Name: Michael S. Wyzga